Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 20, 2026, with respect to the consolidated financial statements of X-Energy Reactor Company, LLC included in the Registration Statement (Form S-1) and related Prospectus of X-Energy, Inc. dated March 20, 2026.

/s/ Ernst & Young LLP

Tysons, Virginia

March 20, 2026